Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus that constitutes a part of the Registration Statement on Form S-1 of Heart Test Laboratories, Inc. dba HeartSciences (the “Company”) of our audit report dated July 29, 2022 relating to the financial statements of the Company as of and for each of the years ended April 30, 2022 and 2021 included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2022.

Our report dated July 29, 2022 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, limited capital resources and a net stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the heading “Experts”.

/s/ Haskell & White LLP
HASKELLL & WHITE LLP

Irvine, CA

June 7, 2023